Exhibit 10.12

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of [Please refer to “Date” in Annex A] by and between:

(1)         eHi Car Services Limited, a company incorporated in the Cayman Islands (the “Company”); and

(2)         [Please refer to “Purchaser” in Annex A] (the “Purchaser”).  The Purchaser and the Company are sometimes each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company has submitted a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADS”) representing Class A common shares (“Class A Common Shares”) of the Company as specified in the Registration Statement; and

WHEREAS, the Purchaser wishes to invest in the Company by acquiring Class A Common Shares in the Company in a private transaction with the Company exempt from registration pursuant to Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Class A Common Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, subject to and concurrent with the Offering, at a price per Class A Common Share equal to the Offer Price (as defined below), that certain number (as such number is determined pursuant to Section 1.2(a) below) of Class A Common Shares (the “Purchased Shares”), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Agreement (as defined below)).  The “Offer Price” means the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the

“Final Prospectus”) divided by the number of Class A Common Shares represented by one ADS.  The purchase, issuance, sale and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Regulation S.

Section 1.2 Closing.

(a) Closing.  Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Class A Common Shares pursuant to Section 1.1 shall take place concurrently with the closing of the Offering at the same offices for the closing of the Offering or at such other place as the Company and the Purchaser may mutually agree.  The total number of the Class A Common Shares that the Purchaser shall purchase as Purchased Shares at the Closing shall be equal to the aggregate purchase price of [Please refer to “Purchase Price” in Annex A] (the “Purchase Price”) divided by the Offer Price; provided, however, that (i) no fractional shares of Class A Common Shares will be issued as Purchased Shares, (ii) any fractions shall be rounded down to the nearest whole number of Class A Common Shares, and (iii) the Purchase Price will be reduced by the value of any such fractional share (as calculated on the basis of the Offer Price).  The date and time of the Closing are referred to herein as the “Closing Date.”

(b)  Payment and Delivery.  At the Closing, the Purchaser shall pay and deliver the total consideration to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the parties, of immediately available funds to such bank account designated in writing by the Company, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of the Purchaser, together with a certified true copy of the register of members of the Company, evidencing the Purchased Shares being issued and sold to the Purchaser.

(c) Restrictive Legend. Each certificate representing the Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR

HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3 Closing Conditions.

(a) Conditions to Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company.

(iv) The Offering shall have been, or shall concurrently with the Closing be, completed.

(v) The ADSs shall have been listed on the New York Stock Exchange subject to official notice of issuance.

(vi) The underwriting agreement relating to the Offering shall have been entered into and have become effective.

(b) Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) The Lock-up Agreement shall have been executed and delivered by the Purchaser to the representatives of the underwriters for the Offering.

(ii) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed.

(iii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(iv) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any lien or encumbrances, except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Agreement and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(e) Capitalization. (i) The share capital of the Company shall be as set forth in Schedule I setting forth, as of the date hereof, the aggregate number of issued and outstanding shares of capital stock of the Company (including the common shares and each series of preferred shares (the “Preferred Shares”)). All issued and outstanding common shares and all issued and outstanding Preferred Shares are validly issued, fully paid and non-assessable.  (ii) All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliated entity (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with the New York Stock Exchange and any other applicable law regulating securities or takeover matters. (iii) The rights of the Class A Common Shares to be issued to such Purchaser as Purchased Shares are as stated in the Ninth Amended and Restated

Memorandum and Articles of Association of the Company (the “Amended Articles”) as set out in the exhibit 3.2 of the Registration Statement.

(f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) in any material respect, conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other material arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Compliance with Laws. Except, as of the date hereof, as disclosed in the Registration Statement, and as of the Closing Date, as disclosed in the Registration Statement in the form then declared effective by the SEC, the business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) changes in generally accepted accounting principles that are generally applicable to comparable companies after the date of this Agreement, or (y) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its obligations under the Agreement.

(i) SEC Filings. The Registration Statement, if and when declared effective by the SEC, will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and will not (except for the absence of pricing related information), as of the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Investment Company. The Company is not and, after giving effect to the offering and sale of the Purchased Shares, the consummation of the Offering and the application of the proceeds hereof and thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k) Regulation S.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l) Events Subsequent to Most Recent Fiscal Period. Since June 30, 2014 until the date hereof and to the Closing Date, there has not been any events that, to the Company’s knowledge, has had or will have a Material Adverse Effect.

(m) Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or itsSubsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would reasonably be expected to have a Material Adverse Effect.

(n) Solicitation. Neither the Company nor any person acting on its behalf has offered or sold the Purchased Shares by any form of general solicitation or general advertising or directed selling efforts.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) in any material respect, conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other material arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date and except for any filings required to be made under the Exchange Act.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser has conducted its own due diligence and investigations with respect to the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser (x) was not identified or contacted through the marketing of the Offering and (y) did not contact the Company as a result of any general solicitation.

(iv) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v) Information. The Purchaser has been furnished access to all materials and information such Purchaser has requested relating to the Company and its affiliates and other due diligence documents in order to evaluate the transactions contemplated by this Agreement, and has received all the information that it considers necessary and appropriate to decide whether to acquire the Purchased Shares hereunder.  The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchased Shares and on that basis believes that an investment in the Purchased Shares is suitable and appropriate for such Purchaser.

(vi) Status of Purchaser. The Purchaser is not a U.S. Person (as defined in the Regulation S) and is purchasing the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

(viii) FINRA.  The Purchaser does not, directly or indirectly, own more than five percent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a

“restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE III

COVENANTS

Section 3.1 Lock-up.  The Purchaser shall, before the Company files the Registration Statement with price range with the SEC, enter into a lock-up agreement (the “Lock-up Agreement”) in the form and substance to the reasonable satisfaction of the Company and/or the underwriters in the Offering.

Section 3.2 Distribution Compliance Period.  The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.3 Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall in good faith fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, if the Company determines that it is not in the interest of the Company to complete the Offering (within any particular period of time or at all), the Parties’ sole obligation under this Section 3.3 shall be to re-negotiate the terms of the Purchaser’s proposed investment in the Company pursuant to Section 5.13 hereof.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and its directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (other than taxes that would have been payable notwithstanding the event giving rise to indemnification) (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Third Party Claims.

(a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of receipt of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4 Limitations on Indemnification. Notwithstanding the foregoing, except in cases involving fraud or intentional misconduct of the Indemnifying Party the Indemnifying Party shall in any event have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price in the aggregate.  The amount of any Loss for which indemnity is provided under this Agreement shall be determined without duplication of recovery by reason of the events, circumstances or facts giving rise to such liability constituting a breach of more than one representations, warranties, covenants or agreements.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two(2) years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such second anniversary and (ii) the Company’s representations contained in Section 2.1(a), (b), (c) and (d) hereof, each of which shall survive indefinitely.

Section 5.2 Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	[Please refer to “Correspondence Details for Notices” in Annex A]

If to the Company, at:	eHi Car Services Limited
Unit 12/F, Building No. 5, Guosheng
Center, 388 Daduhe Road
Shanghai, 200062
People’s Republic of China
Attn: Chief Financial Officer

With copy to:	O’Melveny & Myers LLP
37/F Plaza 66, 1266 Nanjing Road W
Shanghai, 200040
People’s Republic of China
Attn: Portia Ku

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby.  Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12 Termination. In the event that the Closing shall not have occurred by December 31, 2014, this Agreement shall be terminated unless the

Parties mutually agree to renegotiate; except for the provisions of Sections 5.10 and 5.13 hereof, which shall survive any termination under this Section 5.12.

Section 5.13 Renegotiation. In the event that the Offering shall not have been successfully completed by December 31, 2014 and as a result the Closing shall not have occurred by that date, the Parties shall use their commercially reasonable efforts to renegotiate the purchase price per share for the Purchased Shares and other material terms of the Purchaser’s proposed investment in the Company.

Section 5.14 Purchaser Description.

(a) The Company shall afford the Purchaser a reasonable opportunity in which to review and comment on any description of the Purchaser and/or the transactions contemplated by this Agreement with respect to the Purchaser that is to be included in the Registration Statement filed after the date hereof.

(b) The Purchaser hereby consents and undertakes to promptly provide a description of its organization and business activities to the Company (the “Purchaser Description”), and hereby represents that the Purchaser Description will be true and accurate in all material respects and will not be misleading in any material respect, as may be reasonably required by the Company for the purpose of satisfying the disclosure obligations in connection with the Registration Statement and the prospectus therein under applicable laws, regulations and listing rules. The Purchaser also consents to the inclusion of the Purchaser Description, the Purchaser’s name as well as the matters relating to the Purchaser’s subscription of the Purchased Shares in the Registration Statement and the prospectus therein, and in press releases and other marketing materials for the Offering (subject to the Purchaser’s reasonable opportunity to review and comment on such press release and marketing materials as applicable).  Additionally, the Purchaser hereby consents to the filing of this Agreement as an exhibit to the Registration Statement.

(c) The Purchaser acknowledges that the Company will rely upon the truth and accuracy of the Purchaser Description, and it agrees to notify the Company promptly in writing if any of the content contained therein ceases to be accurate and complete or becomes misleading.

Section 5.15 Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.16 Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

eHi Car Services Limited

By:
Name:	Colin Chitnim Sung
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

PURCHASER

By: [Please refer to “Name of Purchaser” in Annex A]

By: [Please refer to “Signatory Name” in Annex A]

By:	/s/[Please refer to “Signatory Name” in Annex A]
[Please refer to “Signatory Title” in Annex A]

Schedule I

Authorized share capital as of the date of the Agreement

Common Shares	420,628,011

Preferred Shares	79,371,989	Consisting of
		Class A preferred shares 10,427,373
		Series A preferred shares 5,000,000
		Series B preferred shares 12,123,314
		Series C preferred shares 18,721,302
		Series D preferred shares 10,000,000
		Series E preferred shares 23,100,000

Total	500,000,000

Issued and outstanding as of the date of the Agreement

Common Shares	6,546,842

Preferred Shares	77,999,069	Consisting of
		Class A preferred shares 10,427,373
		Series A preferred shares 5,000,000
		Series B preferred shares 12,123,314
		Series C preferred shares 17,348,382
		Series D preferred shares 10,000,000
		Series E preferred shares 23,100,000

Total	84,545,911

Annex A

Details of the Particulars to the Form of Subscription Agreement executed by the Company and the Purchaser defined therein

Date	Purchaser	Purchase Price	Correspondence Details for Notices	Name of Purchaser	Signatory Name	Signatory Title
November 10, 2014	China Universal Asset Management Co., Ltd., a company incorporated in Shanghai, China	US$10 million	China Universal Asset Management Co., Ltd. Aurora Plaza 22/F, 99 Fucheng Road, Pudong Shanghai 200120 People’s Republic of China Attn: Chief Executive Officer	China Universal Asset Management Co., Ltd.	Lin Lijun	Chief Executive Officer
October 14, 2014	Ctrip Investment Holding Ltd., a company incorporated in the Cayman Islands	US$10 million	Ctrip Investment Holding Ltd. 99 Fu Quan Road Shanghai 200335 People’s Republic of China Attn: Chief Financial Officer	Ctrip Investment Holding Ltd.	Liang Jianzhang Wu Wenjie	Director
October 1, 2014	Dongfeng Asset Management Co., Ltd., a company incorporated in the People’s Republic of China	US$30 million	Special No. 1 Dongfeng Road, Wuhan Economic and Technology Development Zone Wuhan, Hubei People’s Republic of China Attention: WANG You	Dongfeng Asset Management Co., Ltd.	Lu Feng	General Manager